Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment No. 2 to the Registration Statement of Victory Commercial Management Inc. on Form S-1 of our report dated June 28, 2018, relating to the consolidated financial statements of Victory Commercial Management Inc., which appears in this Registration Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement and related Prospectus.

/s/ RBSM LLP

New York, NY

February 4, 2019